Exhibit 99.1

EXCERPTS FROM THE PRELIMINARY OFFERING MEMORANDUM,

DATED JANUARY 23, 2024

As used in this Exhibit 99.1, the terms “we,” “us” and “our” refer to Talos Energy Inc. and its consolidated subsidiaries, and not to QuarterNorth and its subsidiaries, unless context suggests otherwise. The term “QuarterNorth” refers to QuarterNorth Energy Inc., and the term “QuarterNorth Acquisition” refers to the transactions contemplated by the definitive agreement that we entered into on January 13, 2024 to acquire QuarterNorth. The term “EnVen Acquisition” refers to the business combination whereby, among other things, EnVen Energy Corporation merged with and into Talos Production Inc., with Talos Production Inc. surviving the merger.

Our Competitive Strengths

Oil-Weighted, Predominantly Operated Production Base. Our reserves and production are primarily oil-weighted, and we operate approximately 75% of our production for the quarter ended September 30, 2023. For the quarter ended September 30, 2023, our production was approximately 76% oil.

Non-GAAP Financial Measures

QuarterNorth Historical (in thousands)	Three Months Ended September 30, 2023
Net income (loss)	$29,968
Interest expense	3,574
Income tax expense (benefit)	7,430
Depreciation, depletion and amortization	56,343
Accretion expense	127

EBITDA	97,442
Write-down of oil and natural gas properties	—
Transaction and other (income) expense(1)	(2,774)
Decommissioning obligations	—
Derivative fair value (gain) loss(2)	67,347
Net cash received (paid) on settled derivative instruments(2)	(8,896)
(Gain) loss on debt extinguishment	—
Non-cash write-down of other well equipment inventory	—
Non-cash equity-based compensation expense	—

Adjusted EBITDA	$153,119

(1)

Other income (expense) includes restructuring expenses, cost saving initiatives and other miscellaneous income and expenses that we do not view as a meaningful indicator of our operating performance. For the three months ended September 30, 2023, transaction expenses include $3.3 million in costs related to the QuarterNorth Acquisition incurred by QuarterNorth.

(2)

The adjustments for the derivative fair value (gains) losses and net cash receipts (payments) on settled commodity derivative instruments have the effect of adjusting net loss for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted EBITDA on an unrealized basis during the period the derivatives settled.

Summary Reserve and Operating Data

The following tables summarize our historical and pro forma production and operating data for the periods ended on the dates indicated below.

	Historical					Pro Forma(1)
	Year Ended December 31,			Nine Months Ended September 30,		Year Ended December 31,	Nine Months Ended September 30,
	2022	2021	2020	2023	2022	2022	2023
Production Volumes:
Oil (MBbl)	14,561	16,159	13,665	13,358	11,020	29,169	19,870
Natural gas (MMcf)	32,215	32,795	28,652	19,769	24,746	49,825	29,237
NGLs (MBbl)	1,793	1,875	1,559	1,318	1,372	2,787	1,872

Total production volume (MBoe)	21,723	23,500	19,999	17,971	16,516	40,261	26,615

Average Net Daily Production Volumes:
Oil (MBbl/d)	39.9	44.3	37.3	48.9	40.4	79.9	72.8
Natural gas (MMcf/d)	88.3	89.8	78.3	72.4	90.6	136.5	107.1
NGLs (MBbl/d)	4.9	5.1	4.3	4.8	5.0	7.6	6.9

Total average net daily (MBoe/d)	59.5	64.4	54.7	65.8	60.5	110.3	97.5

Average Sales Price (excluding commodity derivatives)(2):
Oil ($/Bbl)	93.75	65.86	37.09	74.49	97.89	93.15	75.08
Natural gas ($/Mcf)	7.06	3.98	1.87	2.70	7.34	7.18	2.75
NGLs ($/Bbl)	33.20	26.54	9.90	18.56	35.88	35.89	20.71
Average realized price ($/Boe)	76.05	52.96	28.80	59.70	79.30	78.86	60.53
Revenues (in thousands):
Oil	$1,365,148	$1,064,161	$506,788	$995,081	$1,078,800	$2,717,174	$1,491,839
Natural gas	227,306	130,616	53,714	53,383	181,747	357,700	80,304
NGLs	59,526	49,763	15,434	24,463	49,232	100,018	38,764
Other	—	—	—	—	—	22,787	18,005

Total revenue	$1,651,980	$1,244,540	$575,936	$1,072,927	$1,309,779	$3,197,679	$1,628,912

Operating Expenses (in thousands):
Lease operating expense	$308,092	$283,601	$246,564	$286,075	$229,156	566,920	$426,360
Production taxes	3,488	3,363	1,054	1,813	2,670	3,488	1,813
Depreciation, depletion and amortization	414,630	395,994	364,346	480,476	295,174	917,825	656,339
Write-down of oil and natural gas properties	—	18,123	267,916	—	—	—	—
Accretion expense	55,995	58,129	49,741	63,430	42,400	95,470	74,732
General and administrative expense	99,754	78,677	79,175	121,257	70,742	221,676	190,732
Other operating (income) expense	33,902	32,037	(11,550)	(55,172)	12,142	40,728	(43,744)

Total operating expenses	$915,861	$869,924	$997,246	$897,879	$652,284	$1,846,107	$1,306,232

(1)	The summary pro forma production and operating data gives effect to the EnVen Acquisition and the QuarterNorth Acquisition as if they had been completed on January 1, 2022.
(2)	Average realized prices are net of certain gathering, transportation, quality differentials and other costs.

QuarterNorth Historical	Three Months Ended September 30, 2023
Production Volumes:
Oil (MBbl)	2,213
Natural gas (MMcf)	3,344
NGLs (MBbl)	194

Total production volume (MBoe)	2,874

Average Net Daily Production Volumes:
Oil (MBbl/d)	23.1
Natural gas (MMcf/d)	36.3
NGLs (MBbl/d)	2.1

Total average net daily (MBoe/d)	31.2

Average Sales Price (excluding commodity derivatives)(1):
Oil ($/Bbl)	83.86
Natural gas ($/Mcf)	2.95
NGLs ($/Bbl)	26.46
Average realized price ($/Boe)	67.17
Revenues (in thousands):
Oil	$178,041
Natural gas	9,859
NGLs	5,134
Turkey revenue	63,179
Other	7,815

Total revenue	$264,028

Operating Expenses (in thousands):
Lease operating expense	$38,750
Decommissioning cost of goods sold	40,544
Depreciation, depletion and amortization	56,343
Accretion expense	127
General and administrative expense	11,810
Insurance expense	5,585
Other operating (income) expense	8,593

Total operating expenses	$161,752

(1)	Average realized prices are net of certain gathering, transportation, quality differentials and other costs.

Capitalization

As of September 30, 2023 and December 31, 2023, QuarterNorth had long-term debt of $185.0 million and $85.0 million, respectively, and cash on hand of $387.7 million and $394.0 million, respectively.